Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENGILITY HOLDINGS, INC.

The Certificate of Incorporation of Engility Holdings, Inc. was originally filed with the Secretary of State of the State of Delaware on October 23, 2014 (the “Original Certificate”). This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “GCL”). This Certificate of Incorporation amends, restates, and integrates the provisions of the Original Certificate and, upon filing with the Secretary of State of the State of Delaware in accordance with Sections 103, 242 and 245 of the GCL, shall supersede the Original Certificate and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Amended and Restated Certificate of Incorporation of the Corporation.

FIRST: The name of the corporation is Engility Holdings, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000, consisting of 175,000,000 shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”) and 25,000,000 shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation relating to any series of Preferred Stock)), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

C. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the board of directors.

SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and subject to that certain Stockholders Agreement entered into between Engility Holdings, Inc., Birch Partners, LP, and, for the purposes set forth therein, KKR 2006 Fund L.P., General Atlantic Partners 85, L.P., KKR Initial Investors (as defined therein) and GA Initial Investors (as defined therein), dated as of February 26, 2015 (as amended from time to time, the “Stockholders Agreement”), a copy of which will be provided to any stockholder of the Corporation upon request, so long as such agreement remains in effect, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders, the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created. The board of directors may assign members of the board already in office to such classes at the time that the classification of the board becomes effective.

B. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the board of directors, and, except as otherwise expressly required by law, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Subject to Section 3.4 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect) and the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

SEVENTH: Subject to Section 10.13 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), the board of directors is expressly empowered to adopt, amend or repeal, in whole or in part, the bylaws of the

Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, in whole or in part, any provision of the bylaws of the Corporation or to adopt any provision inconsistent therewith.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH: The Corporation reserves the right to amend or repeal any provision, in whole or in part, contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal, in whole or in part, this Article TENTH, Sections C, D or E of Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH, or to adopt any provision inconsistent therewith or herewith.

ELEVENTH. Restrictions on Transfer and Ownership.

A. Purpose. It is in the best interests of the Corporation and its shareholders that certain restrictions on the transfer or other disposition of Corporation Securities (including shares of Common Stock) be established, as more fully set forth in this Article ELEVENTH, as any such transfer or disposition may threaten the preservation of certain tax attributes.

B. Definitions. As used in this Article ELEVENTH, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2T shall include any successor provisions):

“Acquire” means the acquisition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Corporation Securities, (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic benefits of ownership of Corporation Securities, or (iii) any other acquisition or transaction treated under Section 382 of the Code as a direct or indirect acquisition (including the direct or indirect acquisition of an ownership interest in a Substantial Holder) of ownership of such Corporation Securities. The terms “Acquires” and “Acquisition” shall have the same meaning, mutatis mutandis.

“Board” means the board of directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Corporation Securities” means (i) shares of Common Stock, (ii) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase Corporation Securities.

“Disposition” means, with respect to any Person other than the Corporation, the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, or other disposition or transaction treated under Section 382 of the Code as a direct or indirect disposition or transfer (including the disposition of an ownership interest in a Substantial Holder). A “Disposition” also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation Section 1.382-4(d)(9)).

“Effective Date” means immediately after the effective time of the merger of Toucan Merger Corporation I, a Delaware corporation, with and into East Merger Sub, LLC, a Delaware limited liability company.

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k).

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Persons treated as a single entity under such regulation); provided, however, that a Person shall not mean a Public Group.

“Public Group” has the meaning set forth in Treasury Regulation Section 1.382–2T(f)(13).

“Substantial Holder” means a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) holding, owning, or having any right in Corporation Securities, whether as of the Effective Date or thereafter, representing a Percentage Stock Ownership (including indirect and constructive ownership, as determined under applicable Treasury Regulations) in the Corporation of at least 4.9%.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

“Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.

C. Ownership Limitations.

(1) From and after the Effective Date, no Person shall be permitted to make a Transfer, whether in a single transaction (with any transactions occurring on the same day being treated as a single transaction) or series of related transactions, and any such purported Transfer will be void ab initio, (a) to the extent that after giving effect to such purported Transfer (i) the purported transferee or any other Person by reason of the purported transferee’s Acquisition would become a Substantial Holder, or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Transfer (or any series of Transfers of which such Transfer is a part), is a Substantial Holder would be increased, or (b) if the purported transferor is a Substantial Holder before giving effect to such purported Transfer (any such purported transfer described in clause (a) or (b), a “Prohibited Transfer”).

(2) The restrictions set forth in Section C(1) of this Article ELEVENTH shall not apply to a proposed Transfer if (a) the transfer restrictions are waived in accordance with Article IV of the Stockholders Agreement or such Transfer is permitted pursuant to Article IV of the Stockholders Agreement or (b) the transferor or the transferee obtains approval of the proposed Transfer from a majority of the Board (at a meeting of the Board or by written consent of the Board). When a Person being granted a waiver pursuant to Section C(2)(b) of this Article ELEVENTH is a member of the Stockholder Group (as defined in the Stockholders Agreement), any Investor (as defined in the Stockholders Agreement), or any Partner (as defined in the Stockholders Agreement), references in this Article ELEVENTH to “the

Board” should be read to refer to a committee of the Board consisting solely of Independent Directors (as defined in the Stockholders Agreement). As a condition to granting its consent pursuant to Section C(2)(b) of this Article ELEVENTH, to the fullest extent permitted by law, the Board may, in its sole discretion, require and/or obtain (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee, such opinions of counsel to be rendered by counsel selected by (or acceptable to) the Board, and such other advice, in each case as to such matters as the Board determines in its sole discretion is appropriate.

D. Treatment of Excess Securities.

(1) To the fullest extent permitted by law, no employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not, to the fullest extent of the law, be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section D of this Article ELEVENTH and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section D of this Article ELEVENTH shall also be a Prohibited Transfer.

(a) To the fullest extent of the law, the Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any dividend or distribution on any Corporation Securities (in each case, other than any Corporation Securities that are subject to a Transfer pursuant to a waiver of the transfer restrictions in accordance with Article IV of the Stockholders Agreement or that are otherwise subject to such transfer restrictions) that the proposed Transferee or payee furnish to the Corporation all information, to the fullest extent of the law, reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board to be necessary or advisable to implement this Section D of this Article ELEVENTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article ELEVENTH as a condition to registering any transfer.

(2) If the Board determines that a Prohibited Transfer has occurred, the Prohibited Transfer and, if applicable, the registration of such Prohibited Transfer, shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee, to the fullest extent of the law, shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board (the “Agent”).

(a) In the case of a Prohibited Transfer described in Section C(1)(a) of this Article ELEVENTH, the Agent shall thereupon identify and sell to a buyer or buyers, the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided further that any such sale must not constitute a Prohibited Transfer. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required, to the fullest extent of the law, to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section D(3) of this Article ELEVENTH if the Agent, rather than the Purported Transferee, had resold the Excess Securities; or

(b) In the case of a Prohibited Transfer described in Section C(1)(b) of this Article ELEVENTH, the purported transferor of Excess Securities in such Prohibited Transfer (the “Purported Transferor”) shall, to the fullest extent permitted by law, deliver to the Agent the sale proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange), the Agent shall, to the extent possible, return the Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sale proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost (to the Purported Transferee) of any Excess Securities returned in accordance with Section D(3) of this Article ELEVENTH. If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Section D(3) of this Article ELEVENTH), the Purported Transferor shall promptly, to the fullest extent permitted by law, fund such amounts upon demand by the Agent.

(3) Except for Prohibited Distributions that are to be returned to the Purported Transferor in accordance with Section D(2)(b) of this Article ELEVENTH, the Agent shall apply any proceeds or any other amounts received by it by and in accordance with Section D of this Article ELEVENTH as follows:

(a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and

(c) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.9% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board, such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership in the Corporation of 4.8% or more.

(d) To the fullest extent permitted by law, the recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (b) above. Except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder, in no event shall the proceeds of any sale of Excess Securities pursuant to this Part D inure to the benefit of the Corporation.

(4) If the Purported Transferee or the Purported Transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section D(2) of this Article ELEVENTH, then the Corporation shall use its best efforts to enforce the provisions hereof, which may include the institution of legal proceedings to compel the surrender. Nothing in this Section D(4) of this Article ELEVENTH shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article ELEVENTH being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand.

(5) In the event of any Prohibited Transfer that does not involve a transfer of Corporation Securities within the meaning of the Delaware General Corporation Law and that is not a Prohibited Transfer pursuant to Section C(1)(b) of this Article ELEVENTH, the application of Section D(2)-(4) of this Article ELEVENTH shall be modified as described in this Section D(5) of this Article ELEVENTH. In such case, no such Purported Transferee shall, to the fullest extent of the law, be required to dispose of any interest that is not a Corporation Security, but such Purported Transferee and/or any Person whose ownership of Corporation Securities is attributed to such Purported Transferee (such Purported Transferee or other Person, a “Remedial Holder”) shall be deemed to have disposed of and, to the fullest extent of the law, shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Purported Transferee, following such disposition, not to be in violation of this Article ELEVENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section D(2)-(4) of this Article ELEVENTH, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the Prohibited Transfer. A Remedial Holder, to the fullest extent of the law, shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the Prohibited Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall, to the fullest extent of the law, be paid out of any amounts due to such Remedial Holder. The purpose of this Section D(5) of this Article ELEVENTH is to extend the restrictions in Section D(2)-(4) of this Article ELEVENTH to situations in which there is a Prohibited Transfer without a direct Transfer of Corporation Securities, and this Section D(5) of this Article ELEVENTH, along with the other provisions of this Article ELEVENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

E. Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article ELEVENTH who knowingly violates the provisions of this Article ELEVENTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

F. Bylaws; Legends; Compliance

(1) The bylaws may make appropriate provisions to effectuate the requirements of this Article ELEVENTH.

(2) All certificates (including global certificates) issued by the Corporation representing Corporation Securities shall bear a conspicuous legend substantially in the form as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS PURSUANT TO ARTICLE ELEVENTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ENGILITY HOLDINGS, INC., AS IT MAY BE AMENDED FROM TIME TO TIME. THE CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(3) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article ELEVENTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(4) Subject to the requirements of Article IV of the Stockholders Agreement, to the fullest extent permitted by law, the Board shall have the power to decide all matters necessary for determining compliance with this Article ELEVENTH, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to this Article ELEVENTH, and (F) any other matter that the Board determines to be relevant. To the fullest extent permitted by law, the good faith determination of the Board on such matters shall be conclusive and binding on all persons and entities for the purposes of this Article ELEVENTH.

G. Severability. If any provision or provisions of this Article ELEVENTH shall be held invalid, illegal or unenforceable as applied to any person or entity or circumstances for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

This Certificate of Incorporation shall become effective as of 11:59 p.m. (EST) on February 25, 2015.

IN WITNESS WHEREOF, this Certificate of Incorporation, which has been duly adopted in accordance with the Delaware General Corporation Law, has been executed by its duly authorized officer this 25th day of February, 2015.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
	Name:	Thomas O. Miiller
	Title:	Secretary